Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS SECOND QUARTER 2017 RESULTS

Continued strong business performance and favorable non-operational tailwinds drive 2017 earnings guidance higher

PERRYSBURG, Ohio (July 31, 2017) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the second quarter ended June 30, 2017.

•                  For the second quarter, earnings from continuing operations were $0.85 per share (diluted), compared with $0.65 per share in 2016, primarily driven by improved segment operating profit and lower interest and tax expense.

•                  Excluding certain items management considers not representative of ongoing operations, adjusted earnings(1) were $0.75 per share, up 15 percent compared with prior year. This exceeded management’s second quarter guidance of $0.63 to $0.68 per share, largely due to a four cent per share benefit from a tax audit settled late in the quarter.

•                  Net sales were $1.8 billion, on par with prior year second quarter. Price increased 1 percent on a global basis, which was offset by modestly lower sales volume and adverse currency translation. For the year-to-date period, net sales increased more than 50 basis points compared to 2016.

•                  Earnings from continuing operations before income taxes were $152 million for the second quarter compared with $141 million for the same period in 2016, an increase of 8 percent.

•                  Segment operating profit of reportable segments(1) for the second quarter of 2017 was $252 million, an increase of 8 percent compared with prior year. More than half of the increase was generated in Latin America which benefited from sales gains and the early adoption of a total systems cost approach to managing structural costs. The 10 percent improvement in Europe was primarily driven by higher production volume and continued success in improving total systems costs.

•                  The Company continues to successfully execute on its strategic initiatives in commercial activities, end-to-end supply chain management and working capital reduction. The focus on total systems cost improvement is on track to yield $35 million to $45 million in segment operating profit for the full year. Successful program execution will allow the closure of the plant in the Netherlands earlier than anticipated.

•                  Interest expense was down 7 percent due to on-going efforts to deleverage, as well as refinancings undertaken over the past year.

•                  The Company is raising its annual earnings guidance to reflect continued solid operating performance, favorable currency translation and a lower tax rate. The Company is confirming its cash flow guidance.

(1)  Adjusted earnings per share and segment operating profit of reportable segments (“segment operating profit”) are non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

“O-I has delivered a strong first half, reflecting strong business performance from higher shipments and the benefits of our total systems cost approach. We continue to focus on our transformation efforts and reach performance levels that position us for another year of improved financial results,” said Andres Lopez, CEO. “Our teams are driving sales volume in line with our expectations, continued operating stability, and lower total systems cost. The results of this can be seen in our significant margin improvement. We have set the foundation for change and expect additional investments and capability-building in innovation, integration and organizational simplification to accelerate our turnaround.

“With half of the year behind us, expected strong business performance through the second half and favorable non-operational tailwinds, we are raising our guidance on our full-year earnings performance.”

Second Quarter 2017 Results

Net sales in the second quarter of 2017 were $1.8 billion, similar to the prior year second quarter. On a global basis, the 1 percent increase in price was offset by modestly lower sales volume and adverse currency translation.

For the first half of 2017, the net sales increase of more than 50 basis points reflects a stronger first quarter and softer second quarter which was partly due to higher shipping days in the first quarter.

In the second quarter, in Latin America, sales volumes increased low single digits mainly due to higher spirits and beer shipments. Growth was concentrated in Mexico, which reported record sales. Another positive sign was reported in Brazil where low single-digit growth in shipments in the quarter was driven by gains in June. In Europe, shipments were nearly on par with prior year, as expected. Sales volume in Asia Pacific declined primarily due to lower domestic sales in China, as production was exported to support sales to mature markets.

North America sales volume declined due to lower shipments and the ongoing unfavorable mix seen in prior quarters. Shipments declined primarily due to a fewer number of shipping days in the quarter and lower sales of returnable bottles in Canada.

The Company is mitigating the impact of the ongoing decline in megabeer in the U.S. by positioning itself to benefit from the growing market of U.S. beer imports through its joint venture with Constellation Brands and long-term sales contracts in Mexico. In the first half of 2017, shipments in beer for North America, plus Mexico and the JV with CBI are up mid-single digits.

The Company continues to make solid progress on executing its strategic initiatives. Commercial efforts continue to ramp up, supporting market-plus volume growth through the first half of the year. The Company’s focus on end-to-end supply chain cost reductions contributed approximately $18 million in cost savings in the first half of 2017. And, lower levels of inventory at the end of the second quarter, in terms of days sales, suggest good progress towards the Company’s full year target.

Segment operating profit was $252 million in the second quarter, 8 percent higher than prior year second quarter.

•                  Europe reported segment operating profit of $80 million, which was $7 million, or 10 percent higher than the prior year quarter. As expected, the change in price essentially matched the change in cost inflation during the quarter, a significant improvement from the price-cost headwind reported in the first quarter of 2017. In the second quarter, the benefits from a total systems cost approach led to lower manufacturing spending and higher production, which together generated the very strong results for the quarter.

•                  Segment operating profit for North America was $92 million in the quarter, on par with the second quarter of 2016. The North American business has been quite resilient in light of ongoing pressure from domestic beer market demand. The region has benefited from its well positioned exposure to beer imports from Mexico, progress on improving logistics costs and minor sales of non-strategic assets. The region continues to invest in flexibility and reliability of manufacturing assets so as to improve its alignment with market needs and deliver long-term profitability.

•                  Latin America reported segment operating profit of $69 million, exceeding the prior year quarter by $12 million or 21 percent. The region benefitted from the aforementioned increase in sales volumes. Cost inflation continued to impact performance in the second quarter, even as price increases are being adopted. Separately, the region has performed well due to its early adoption of a total systems cost approach to structural cost reductions.

•                  Segment operating profit in Asia Pacific was $11 million, in line with the second quarter of the prior year. Sales volume declined due to fewer shipping days and also to lower domestic sales in China as production there was exported to support sales in Australia and New Zealand. This was essentially offset by the combined benefits of higher production volume and cost containment.

Retained corporate and other costs were $28 million in the second quarter, modestly higher than prior year due to lower equity earnings.

Net interest expense in the quarter was $62 million, down $5 million from the second quarter of 2016, primarily due to deleveraging and refinancing actions taken in the last 12 months.

The provision for income taxes was $9 million, a decrease of $21 million from the prior year. The Company settled a non-U.S. tax audit late in the second quarter of 2017, in which the Company paid $6 million in cash during the quarter, and reduced an accrual for potential tax exposure by approximately $20 million. Management considers this benefit not representative of ongoing operations, similar to its treatment when the accrual was established in years past. In light of the settlement, the Company also reversed $7 million of certain deferred tax liabilities, which benefited adjusted EPS by about 4 cents.

Adjusted net earnings(2) were $0.75 per share in the second quarter, up 15 percent compared with prior year. This continues the trend of rising year-on-year adjusted earnings reported by the Company.

(2)  See table entitled Reconciliation to Adjusted Earnings and Constant Currency.

Outlook

Today, a European subsidiary of the Company sold to a third party its right, title and interest in amounts due under its arbitration award against Venezuela. As consideration, the subsidiary received a cash payment of $115 million, and retains a modest potential upside depending upon recovery of the award. In the event the award is partially or completely annulled, the subsidiary may be required to repay up to the entire amount of the cash payment to the third party. Consistent with the current emphasis on deleveraging, the Company intends to use the after-tax proceeds of the cash payments to reduce outstanding borrowings under its revolving line of credit.

The Company is increasing its annual guidance for earnings and confirming its annual guidance for cash flow.

The Company now expects earnings from continuing operations attributable to the company (diluted) for the full year 2017 to be in the range of $2.37 to $2.47 per share. Excluding certain items from the first half of 2017 that management considers not representative of ongoing operations, this equates to adjusted earnings per share(3) for full year 2017 in the range of $2.55 to $2.65. The Company expects cash provided by continuing operating activities for 2017 to be approximately $750 million and adjusted free cash flow(4) to be approximately $365 million. The earnings and cash flow guidance ranges reflect uncertainty in macroeconomic conditions and currency rates, among other external factors.

Conference Call Scheduled for Aug. 1, 2017

O-I CEO Andres Lopez and CFO Jan Bertsch will conduct a conference call to discuss the Company’s latest results on Tuesday, Aug. 1, 2017, at 8:00 a.m. EDT. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EDT, on Aug. 1. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:                                                Sasha Sekpeh, 567-336-5128 — O-I Investor Relations

Kristin Kelley, 567-336-2395 — O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s third quarter 2017 earnings conference call is currently scheduled for Tuesday, October 24, 2017, at 8:00 a.m. EDT.

(3)  See table entitled Reconciliation to Expected Adjusted Earnings — FY17 Forecast.

(4)  Adjusted free cash flow is a non-GAAP financial measure defined as cash provided by continuing operating activities less additions to property, plant and equipment plus asbestos-related payments (all components as determined in accordance with GAAP). See table entitled Reconciliation to Adjusted Free Cash Flow.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $6.7 billion in 2016 and employs more than 27,000 people at 79 plants in 23 countries. With global headquarters in Perrysburg, Ohio, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and adjusted free cash flow, provide relevant and useful supplemental financial information, which is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the Company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the Company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings from continuing operations before interest expense (net), provision for income taxes and is also exclusive of items management considers not representative of ongoing operations. Segment operating profit margin is segment operating profit divided by segment net sales. Management uses adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin to evaluate its period-over-period operating performance because it believes this provides a useful supplemental measure of the results of operations of its principal business activity by excluding items that are not reflective of such operations. Adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin may be useful to investors in evaluating the underlying operating performance of the Company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, adjusted free cash flow relates to cash provided by continuing operating activities less additions to property, plant and equipment plus asbestos-related payments. Management uses adjusted free cash flow to evaluate its period-over-period cash generation performance because it believes this provides a useful supplemental measure related to its principal business activity. Adjusted free cash flow may be useful to investors to assist in understanding the comparability of cash flows generated by the Company’s principal business activity. Since a significant majority of the Company’s asbestos-related claims are expected to be received in the next ten years, adjusted free cash flow may help investors to evaluate the long-term cash generation ability of the Company’s principal business activity as these asbestos-related payments decline. It should not be inferred that the entire adjusted free cash flow amount is available for discretionary expenditures, since the Company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward-Looking Statements

This document contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the Company’s ability to realize expected growth opportunities, cost savings and synergies from the Vitro Acquisition, (2) foreign currency fluctuations relative to the U.S. dollar, (3) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (4) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (5) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (6) consumer preferences for alternative forms of packaging, (7) cost and availability of raw materials, labor, energy and transportation, (8) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (9) consolidation among competitors and customers, (10) the Company’s ability to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the Company’s ability to further develop its sales, marketing and product development capabilities, (13) the Company’s ability to prevent and detect cybersecurity threats against its information technology systems, (14) the Company’s ability to accurately estimate its total asbestos-related liability or to control the timing and occurrence of events relates to asbestos-related claims, (15) changes in U.S. trade policies, (16) the Company’s ability to achieve its strategic plan, and the other risk factors associated with the business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended June 30		Six months ended June 30
Unaudited	2017	2016	2017	2016

Net sales	$1,751	$1,760	$3,366	$3,348
Cost of goods sold	(1,405)	(1,418)	(2,705)	(2,687)

Gross profit	346	342	661	661

Selling and administrative expense	(123)	(126)	(242)	(254)
Research, development and engineering expense	(16)	(16)	(31)	(32)
Interest expense, net	(62)	(67)	(141)	(133)
Equity earnings	18	15	33	29
Other expense, net	(11)	(7)	(56)	(29)

Earnings from continuing operations before income taxes	152	141	224	242

Provision for income taxes	(9)	(30)	(28)	(57)

Earnings from continuing operations	143	111	196	185

Loss from discontinued operations		(2)		(3)

Net earnings	143	109	196	182

Net earnings attributable to noncontrolling interests	(3)	(4)	(8)	(10)

Net earnings attributable to the Company	$140	$105	$188	$172

Amounts attributable to the Company:
Earnings from continuing operations	$140	$107	$188	$175
Loss from discontinued operations		(2)		(3)
Net earnings	$140	$105	$188	$172

Basic earnings per share:
Earnings from continuing operations	$0.86	$0.66	$1.16	$1.08
Loss from discontinued operations		$(0.01)		(0.02)
Net earnings	$0.86	$0.65	$1.16	$1.06

Weighted average shares outstanding (thousands)	162,716	161,945	162,553	161,574

Diluted earnings per share:
Earnings from continuing operations	$0.85	$0.65	$1.15	$1.07
Loss from discontinued operations		$(0.01)		(0.02)
Net earnings	$0.85	$0.64	$1.15	$1.05

Diluted average shares (thousands)	164,482	162,820	164,162	162,307

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheet

(Dollars in millions)

	June 30,	December 31,	June 30,
Unaudited	2017	2016	2016
Assets
Current assets:
Cash and cash equivalents	$335	$492	$334
Trade receivables, net	956	580	831
Inventories	1,049	983	1,051
Prepaid expenses and other current assets	214	199	358
Total current assets	2,554	2,254	2,574

Property, plant and equipment, net	2,996	2,880	2,932
Goodwill	2,588	2,462	2,536
Intangibles, net	486	464	517
Other assets	1,156	1,075	1,108

Total assets	$9,780	$9,135	$9,667

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$271	$195	$305
Current portion of asbestos-related liabilities	115	115	130
Accounts payable	1,065	1,135	1,042
Other liabilities	564	615	518
Total current liabilities	2,015	2,060	1,995

Long-term debt	5,471	5,133	5,549
Asbestos-related liabilities	551	577	663
Other long-term liabilities	964	1,002	1,002
Share owners’ equity	779	363	458

Total liabilities and share owners’ equity	$9,780	$9,135	$9,667

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flow

(Dollars in millions)

	Six months ended June 30
Unaudited	2017	2016
Cash flows from operating activities:
Net earnings	$196	$182
Loss from discontinued operations		3
Non-cash charges
Depreciation and amortization	245	250
Pension expense	15	15
Restructuring, asset impairment and related charges	48	19
Cash payments
Pension contributions	(20)	(9)
Asbestos-related payments	(26)	(24)
Cash paid for restructuring activities	(16)	(17)
Change in components of working capital	(585)	(491)
Other, net (a)	(13)	(35)
Cash utilized in continuing operating activities	(156)	(107)
Cash utilized in discontinued operating activities	—	(3)
Total cash utilized in operating activities	(156)	(110)

Cash flows from investing activities:
Additions to property, plant and equipment	(186)	(207)
Acquisitions, net of cash acquired	(27)	(31)
Net foreign exchange derivative activity	2	14
Net cash proceeds on disposal of assets	6	34
Cash utilized in investing activities	(205)	(190)

Cash flows from financing activities:
Changes in borrowings, net	215	246
Issuance of common stock and other		5
Distributions to noncontrolling interests	(9)	(10)
Payment of finance fees	(21)	(3)
Cash provided by financing activities	185	238
Effect of exchange rate fluctuations on cash	19	(3)
Change in cash	(157)	(65)
Cash at beginning of period	492	399
Cash at end of period	$335	$334

(a)   Other, net includes other non cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended June 30		Six months ended June 30
Unaudited	2017	2016	2017	2016
Net sales:
Europe	$635	$646	$1,189	$1,209
North America	572	599	1,100	1,131
Latin America	370	345	711	657
Asia Pacific	155	158	328	317
Reportable segment totals	1,732	1,748	3,328	3,314
Other	19	12	38	34
Net sales	$1,751	$1,760	$3,366	$3,348

Segment operating profit (a):
Europe	$80	$73	$139	$128
North America	92	92	177	168
Latin America	69	57	123	120
Asia Pacific	11	11	31	28
Reportable segment totals	252	233	470	444

Items excluded from segment operating profit:
Retained corporate costs and other	(28)	(25)	(56)	(57)
Items not considered representative of ongoing operations (b)	(10)	—	(49)	(12)

Interest expense, net	(62)	(67)	(141)	(133)
Earnings from continuing operations before income taxes	$152	$141	$224	$242

Ratio of earnings from continuing operations before income taxes to net sales	8.7%	8.0%	6.7%	7.2%

Segment operating profit margin (c):
Europe	12.6%	11.3%	11.7%	10.6%
North America	16.1%	15.4%	16.1%	14.9%
Latin America	18.6%	16.5%	17.3%	18.3%
Asia Pacific	7.1%	7.0%	9.5%	8.8%
Reportable segment margin totals	14.5%	13.3%	14.1%	13.4%

(a)         Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)         Reference reconciliation to adjusted earnings and constant currency.

(c)          Segment operating profit margin is segment operating profit divided by segment net sales.

OWENS-ILLINOIS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited	Europe	North America	Latin America	Asia Pacific	Total
Net sales for reportable segments- 2Q16	$646	$599	$345	$158	$1,748
Effects of changing foreign currency rates (a)	(4)	(2)	(1)	2	(5)
2Q16 at constant currency	642	597	344	160	1,743
Price	(3)	7	9	4	17
Sales volume & mix	(4)	(32)	17	(9)	(28)
Total reconciling items	(7)	(25)	26	(5)	(11)
Net sales for reportable segments- 2Q17	$635	$572	$370	$155	$1,732

	Europe	North America	Latin America	Asia Pacific	Total
Segment operating profit - 2Q16	$73	$92	$57	$11	$233
Effects of changing foreign currency rates (a)	1	—	—	(1)	—
Segment operating profit at constant currency - 2Q16	74	92	57	10	233
Price	(3)	7	9	4	17
Sales volume & mix	(1)	(7)	3	(2)	(7)
Operating costs	10	—	—	(1)	9
Total reconciling items	6	—	12	1	19
Segment operating profit - 2Q17	$80	$92	$69	$11	$252

(a)         Currency effect on net sales and segment operating profit determined by using month-end foreign currency exchange rates in 2017 to translate 2016 local currency results.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings and Constant Currency

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended June 30		Six months ended June 30
Unaudited	2017	2016	2017	2016
Earnings from continuing operations attributable to the Company	$140	$107	$188	$175
Items impacting other expense, net:
Restructuring, asset impairment and other charges	10		49	19
Gain related to cash received from the Chinese government as compensation for land in China that the Company was required to return to the government				(7)
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees			17
Items impacting income tax:
Tax expense (benefit) recorded for certain tax adjustments	(20)		(20)
Net benefit for income tax on items above	(4)		(12)	(4)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above	(3)		(4)	2
Total adjusting items (non-GAAP)	$(17)	$—	$30	$10

Adjusted earnings (non-GAAP)	$123	$107	$218	$185

Currency effect on earnings (2016 only)(a)		—		—

Adjusted earnings on a constant currency basis (2016 only) (non-GAAP)		$107		185

Diluted average shares (thousands)	164,482	162,820	164,162	162,307

Earnings per share from continuing operations (diluted)	$0.85	$0.65	$1.15	$1.07
Adjusted earnings per share (non-GAAP)	$0.75	$0.65	$1.33	$1.14

Adjusted earnings per share on a constant currency basis (non-GAAP)		$0.65		$1.14

(a)         Currency effect on earnings determined by using month-end foreign currency exchange rates in 2017 to translate 2016 local currency results.

OWENS-ILLINOIS, INC.

Reconciliation to Expected Adjusted Earnings - FY17 Forecast

(Dollars in millions, except per share amounts)

	Current Guidance
	Forecast for Year Ended December 31, 2017
Unaudited	Low End of Guidance Range		High End of Guidance Range

Earnings from continuing operations attributable to the Company	$388	to	$405
Items management considers not representative of ongoing operations:(a)
Restructuring, asset impairment and other charges(b)	49		49
Charges for note repurchase premiums and write-off of finance fees(b)	17		17
Tax expense (benefit) recorded for certain tax adjustments	(20)		(20)
Net benefit for income tax on items above(b)	(12)		(12)
Net impact of noncontrolling interests on items above(b)	(4)		(4)
Total adjusting items (non-GAAP)	$30		$30

Adjusted earnings (non-GAAP)	$418	to	$435

Diluted average shares (thousands)	164,000		164,000

Earnings per share from continuing operations (diluted)	$2.37	to	$2.47
Adjusted earnings per share (non-GAAP)	$2.55	to	$2.65

(a)                                 The items management considers not representative of ongoing operations does not include an adjustment for asbestos-related costs. The adjustment for asbestos-related costs, if any, will not be determined until the company completes its annual comprehensive legal review in the fourth quarter.

(b)                                 Includes management decisions through the second quarter of 2017. Further actions may be taken in 2017.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Free Cash Flow

(Dollars in millions, except per share amounts)

Unaudited	2015	2016	2017 Forecast

Cash provided by continuing operating activities	$612	$758	$750
Additions to property, plant and equipment	(402)	(454)	(500)
Asbestos-related payments	138	125	115
Adjusted free cash flow (non-GAAP)	$348	$429	$365

Cash utilized in investing activities	$(2,748)	$(417)	(c)

Cash provided by (utilized in) financing activities	$2,057	$(228)	(c)

(c)                                  Forecasted amounts for full year 2017 are not yet determinable at this time.